Exhibit 99.1
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                    MPOWER REACHES RECAPITALIZATION AGREEMENT

 Recapitalization Plan Would Retire $583.4 Million in Debt and Preferred Stock;
         Company Soliciting Remaining Holders of Its 2010 Senior Notes

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ROCHESTER, NY - February 25, 2002 - Mpower Holding Corporation (Nasdaq: MPWR), a
facilities-based broadband communications provider, announced today that it has reached agreement with an informal committee representing approximately 66% of the outstanding principal amount of its 13% Senior Notes due 2010 on a comprehensive recapitalization plan that would eliminate a significant portion of Mpower's long-term debt and all of its preferred stock.

Under the proposed recapitalization plan, Mpower will use $19 million of its approximately $150 million cash on hand and will issue common stock to eliminate $583.4 million in debt and preferred stock, as well as the associated $50 million of annual interest expense related to the 2010 Senior Notes and the $15 million in annual dividend payments on the preferred stock.

"This agreement offers Mpower an opportunity to get firmly on track to long-term financial health while continuing to provide customers with the highest level of service," said Chief Executive Officer Rolla P. Huff. "We believe this plan represents the best approach to restructuring the company's debt in an efficient and timely manner, and are pleased that we can accomplish it by using equity and only $19 million in cash to retire 92% of our long-term debt and preferred stock."

Holders of approximately 66% of the approximately $380.5 million outstanding principal amount of Mpower's 2010 Senior Notes have entered into a voting agreement with the company in support of the proposed recapitalization plan, subject to certain terms and conditions. Mpower will solicit the remaining 2010 Senior Noteholders to also enter into the voting agreement by March 19, 2002, the date Mpower expects the solicitation period to expire. Under the agreement reached today, each 2010 Noteholder who signs a voting agreement in support of the recapitalization plan by the end of the solicitation period will receive their pro-rata share of $19 million in cash, which represents 5% of the outstanding amount of the 2010 Senior Notes.

If, at the end of the solicitation period, holders of at least two-thirds of the outstanding principal amount of the 2010 Senior Notes have entered into the voting agreement with the company in support of the proposed recapitalization plan, Mpower intends to implement its proposed recapitalization plan by promptly commencing a voluntary pre-negotiated Chapter 11 proceeding. During the Chapter 11 proceeding, Mpower plans to continue to provide customers with its complete range of services. Mpower expects no significant impact on its employees, customers or suppliers. Due to its significant cash resources, the company does not require debtor-in-possession financing and expects to complete the recapitalization within 90-120 days of the filing of the Chapter 11 proceeding.

As part of the Chapter 11 proceeding, Mpower will be required to file a plan of reorganization with the bankruptcy court, and must receive the requisite votes and be confirmed by the court. Pursuant to the proposed recapitalization plan, the 2010 Senior Noteholders would receive 85% of the common stock of the recapitalized company issued and outstanding on the effective date of the plan, and would be entitled to nominate four members to the reorganized company's seven member Board of Directors.

If accepted by holders of at least two-thirds in amount of the issued and outstanding shares of preferred stock that vote on the plan, Mpower's recapitalization plan also would provide the company's preferred and common stockholders with approximately 15% in aggregate of the common stock of the recapitalized company on the effective date of the plan of reorganization, and the preferred stockholders would be entitled to nominate one director to the reorganized company's seven member Board of Directors.

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"We have made a concerted effort to arrange for our current equity holders to retain some ownership in the reorganized company," noted Huff. "We hope that our preferred shareholders vote in favor of this proposed plan so that this is indeed the case."

The plan of reorganization, if rejected by the preferred stockholders, would provide that neither the preferred nor the common stockholders would receive any interest in the reorganized company and the preferred stockholders would not be entitled to nominate a seat on the Board of Directors. In this case, the 2010 Senior Noteholders instead would receive 100% of the common stock of the reorganized company issued and outstanding on the effective date of such plan of reorganization, and would be entitled to nominate five directors to the reorganized company's seven member Board of Directors.

The proposed recapitalization plan also provides for an employee stock option plan for up to 10% of the common stock of the recapitalized company issued and outstanding on the effective date of the plan (including existing options), which would dilute the aforementioned ownership percentages.

"This agreement is an important first step in the financial restructuring of the company. With a greatly strengthened balance sheet under the proposed recapitalization plan, $200 million in recurring revenue, and more than 117,000 customers, we believe Mpower would be among the better financially situated CLECs in the industry and in a better position to secure additional financing," added Huff. "We are pleased to report that we are currently engaged in ongoing discussions with current and new equity holders, as well as lenders, to pursue additional financing opportunities to support the continued growth of Mpower."

As previously announced, the company continues to work with the firms of Rothschild Inc. and Shearman & Sterling to provide financial and legal counsel, respectively, in connection with the recapitalization transaction.

Unrelated to the recapitalization plan, Mpower also announced today that it is ceasing operations in Charlotte, NC, where it currently serves approximately 500 customers. The company does not have any plans to close any additional markets.

About Mpower
Mpower Holding Corporation (Nasdaq: MPWR) is the parent company of Mpower Communications, a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. Further information about the company can be found at http://www.mpowercom.com.

Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Holding Corporation cautions investors that certain statements contained in this press release that state management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, receipt of the requisite support pursuant to federal bankruptcy laws for the proposed recapitalization plan from Mpower's noteholders, meeting the requirements of the federal bankruptcy code for confirmation of the proposed recapitalization, judicial approval of the proposed recapitalization plan in accordance with all relevant bankruptcy laws, projections of future sales, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations and network expansion, our ability to reduce our outstanding indebtedness, our ability to manage rapid growth and maintain a high level of customer service, the performance of our network and equipment, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in Mpower's Securities and Exchange Commission filings.


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Contacts
Media Inquiries:                                    Investor Relation Inquiries:
Michele D. Sadwick                                  Michael R. Daley
Vice President                                      Chief Financial Officer
(716) 218-6542                                      (716) 218-6543
msadwick@mpowercom.com                               mdaley@mpowercom.com
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or
Paul Caminiti/Andrew Cole
Citigate Sard Verbinnen
(212) 687-8080